SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Jack Pestello (“Employee”), on the one hand, and Advantage Solutions Inc., a Delaware corporation (the “Company”), on the other hand.

WHEREAS, Company employs Employee pursuant to that certain Employment Agreement dated as March 28, 2023, as amended or otherwise modified from time to time (the “Employment Agreement”);

WHEREAS, Employee’s employment and all of Employee’s positions with Company and its subsidiaries and affiliates will terminate effective as of May 1, 2025 (or such earlier date on which Employee’s employment terminates for any reason, the “Termination Date”);

WHEREAS, Employee seeks to obtain the payments and benefits provided under the Employment Agreement;

WHEREAS, Employee acknowledges that Employee has received all accrued wages, bonus, vacation/paid time-off and any other compensation due through the execution date of this Agreement, except as specifically provided in this Agreement; provided, however, that Employee understands Employee may subsequently receive a separate check for reimbursement of reasonable business expenses in accordance with Company policies; and

WHEREAS, capitalized terms used, but not defined in this Agreement, shall have the meanings ascribed to such terms in the Employment Agreement.

NOW THEREFORE, in an effort to put any and all disputes behind the parties, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties have agreed to settle finally and forever any and all claims between them of any nature whatsoever relating to, or arising from Employee’s employment by Company and/or the termination of that employment.

1.
Effective Date; Termination of Employment.

1.1
This Agreement shall be effective upon the date it is executed by Employee and the Company (the “Effective Date”).

1.2
Until the earlier of (a) the date on which the Employee’s successor as Chief Operating Officer – Branded commences employment with the Company or (b) the Termination Date (such date, the “Role Conversion Date”), the Employee shall continue to be employed by the Company as the Chief Operating Officer-Branded on the terms set forth in the Employment Agreement. During the period commencing on the Role Conversion Date and ending on the Termination Date, Employee shall continue to be employed by the Company in a non-executive capacity on various corporate projects for the Company. Upon the Role Conversion Date, the Employee shall automatically cease to serve as Chief Operating Officer-Branded of the Company and shall be removed from the role of an officer of the Company subject to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

1.3
On the Role Conversion Date, Employee shall be deemed to have voluntarily resigned from each officer and each director position Employee holds with the Company and/or any of its subsidiaries or affiliates as of such date. Employee agrees to provide the Company with any documentation requested by it to evidence such resignation(s) promptly following the Company’s request.

2. Severance Pay, Severance Benefits and Equity Benefits. Provided that (i) the Effective Date has occurred; (ii) the Termination Date occurs on May 1, 2025 (or any earlier date as a result of Employee’s termination by the Company without Cause); (iii) Employee has executed and delivered the Additional Release attached hereto as Exhibit B (the “Additional Release,” and the effective date of such Additional Release, the “Additional Release Effective Date”), and the Additional Release Effective Date has occurred within thirty (30) days following the Termination Date; (iv) Employee is and remains in compliance with the Employee’s obligations under this Agreement, the Employment Agreement and the Restrictive Covenants; and (v) Employee has returned all Company property (including without limitation any and all confidential and proprietary information) issued to Employee in connection with Employee’s employment with the Company as required by Section 6.9 of the Employment Agreement, following the Termination Date:

2.1 Company shall pay Employee the gross amount of ($775,000), which consists of: (A) twelve (12) months (the “Severance Period”) of Employee’s current Base Salary of $600,000 under the Employment Agreement (the “Severance Period Payments”), which will be paid in accordance with the Company’s Payroll Policies (as defined in the Employment Agreement) as provided in Section 12, less normal, customary, and required withholdings for federal and state income tax, FICA, and other taxes (the “Applicable Taxes and Withholdings”), (B) a payment in the gross amount of $75,000 (the “Transition Payment”) payable May 15, 2025, which will be paid less Applicable Taxes and Withholdings (or, if later, upon the Additional Release Effective Date), and (C) a payment in the gross amount of $105,000 (the “Final Payment” and collectively, with the Severance Period Payments and the Transition Payment, the “Severance Pay”) payable June 1, 2026, which will be paid less Applicable Taxes and Withholdings. The parties agree and acknowledge that (A) the Severance Period Payments shall be payable in accordance with the terms of the Employment Agreement, which provides that the Severance Period Payments will be made in equal installments over the Severance Period in accordance with the Company’s Payroll Policies and subject to Section 12, and (B) all Severance Pay and the Severance Benefits (as defined below) may be paid or provided to Employee by a subsidiary of the Company.

2.2 The Company shall pay Employee the following: twelve (12) months of the Company’s portion of post-employment company sponsored health insurance premiums under COBRA (at the same levels and costs in effect on the Termination Date (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars)) (“Severance Benefits”), to the extent permissible under the Company’s health insurance plans including, if permitted and still maintained by the Company and/or Benicomp (subject to applicable taxes and withholdings).

(a) The Company will make the first monthly Severance Benefits payment to Employee as soon as administratively possible following (i) the Additional Release Effective Date, and (ii) receipt by Company of notification that Employee has made the necessary election of benefits continuation under COBRA. Unless terminated earlier pursuant to the Employment Agreement or at the election of Employee, the Company will continue to pay Employee the monthly installment of the Severance Benefits for the Severance Period, so long as the Company receives notification that the Employee is continuing to pay the necessary premiums to the carrier or COBRA administrator.

(b) Employee will be responsible for paying the full amount of the premium, plus applicable administrative fees, to the carrier or COBRA administrator.

2.3 The parties agree and acknowledge that Employee’s outstanding and unvested equity grants in the Company are as set forth on Exhibit A and shall be handled as set forth on Exhibit A (the “Equity Benefits”).

2.4 The entire amount of the payments set forth in Section 2 and its subsections paid by the Company to Employee is considered taxable income and will be reported on a Form W-2 issued to Employee for the applicable year.

2.5 In the event the Company, after reasonable investigation, determines that Employee has breached Employee’s obligations under (i) this Agreement or the Employment Agreement; or (ii) the Restrictive Covenants (as defined in the Employment Agreement); if applicable, Employee’s eligibility for the Severance Pay, Severance Benefits and Equity Benefits shall cease immediately. Moreover, from the date of the breach, the Company shall be entitled to recover payments in excess of one thousand dollars ($1,000.00) made to the Employee for Severance Pay under this Agreement.

2.6 Employee acknowledges that the Severance Pay, Severance Benefits and Equity Benefits exceeds any earned wages or anything else of value otherwise owed to Employee by the Company.

2.7 For the avoidance of doubt, if the Employee voluntarily resigns his employment or is terminated by the Company for Cause, in any case prior to May 1, 2025, he shall not be eligible for any of the Severance Pay, Severance Benefits and Equity Benefits or any severance benefits under his Employment Agreement.

3. General Release of Claims.

3.1 Except for the obligations arising out of this Agreement and any claims that cannot be waived as a matter of law, in consideration of this Agreement and the other good and valuable consideration provided to Employee pursuant hereto, Employee, for Employee and on behalf of each and all of Employee’s respective legal predecessors, successors, assigns, fiduciaries, heirs, parents, spouses, companies and affiliates (all referred to as the “Employee Releasors”) hereby irrevocably and unconditionally releases, and fully and forever discharges and absolves Company, its parents, subsidiaries and affiliates (“Advantage Companies”) and each of their respective partners, officers, directors, managers, shareholders, members, agents, employees, heirs, divisions, attorneys, trustees, administrators, executors, representatives, predecessors, successors, assigns, related organizations and related employee benefit plans (collectively, the “Company Releasees”), of, from and for any and all claims, rights, causes of action, demands, damages, rights, remedies and liabilities of whatsoever kind or character, in law or equity, known or unknown, suspected or unsuspected, past, present, or future, that the Employee Releasors have ever had, may now have, or may later assert against the Company Releasees whether or not arising out of or related to Employee’s employment with Company or the termination of Employee’s employment by Company (hereinafter referred to as “Employee’s Released Claims”), from the beginning of time up to and including the date on which Employee executes this Agreement, including without limitation, any claims, debts, obligations, and causes of action of any kind arising under any (i) contract including but not limited to the Employment Agreement and any bonus or other compensation plan, (ii) any common law (including but not limited to any tort claims) or (iii) any federal, state or local statutory law including, without limitation, any law which prohibits discrimination or harassment on the basis of sex, race, national origin, veteran status, age, immigration or marital status, sexual orientation, disability, or on any other basis, including without limitation, those arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act, any state or local wage and hour laws (to the fullest extent permitted by law), and/or any state or local laws which prohibit discrimination or harassment of any kind, including, without limitation, the California Family Rights Act and the California Fair Employment and Housing Act.

3.2 Employee represents and warrants that Employee has brought no complaint, claim, charge, action or proceeding against any of the Company Releasees in any jurisdiction or forum, nor will Employee, from the Effective Date forward, encourage any other person or persons in doing so. Employee covenants and agrees never to pursue any judicial proceedings against the Company Releasees asserting any of the Employee’s Released Claims and (notwithstanding the above representation and warranty) to dismiss forthwith any such proceedings initiated to date. Employee shall not bring any complaint, claim, charge, action or proceeding to challenge the validity of this Agreement or encourage any other person or persons in doing so. Notwithstanding the foregoing, nothing herein shall prevent Employee from filing or from cooperating in any charge filed with a governmental agency; provided, however, Employee acknowledges and agrees that Employee waiving the right to any monetary recovery should any agency (such as the Equal Opportunity Commission or any similar state or local agency) pursue any claim for Employee’s benefit. Further, nothing herein shall prevent Employee from challenging the validity of the release of Employee’s claims, if any, under the Age Discrimination in Employment Act.

3.3 Except with respect to the Company’s breach of obligations arising out of this Agreement, if any, and to the fullest extent permitted by law, execution of this Agreement by the parties operates as a complete bar and defense against any and all of Employee’s Released Claims.

3.4 Section 3.1 does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder. Nothing in Section 3.1 waives (i) Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance, or any other indemnification rights to which Employee may be entitled under the organizational documents, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify Employee or hold Employee harmless; (ii) any vested rights Employee (and/or his dependents) may have under the employee benefit plans, programs, policies or arrangements of the Company and its affiliates; (iii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (iv) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (v) claims for breach of any of the Company’s continuing obligations to Employee under the this Agreement or the Employment Agreement; and (vi) any right that may not be waived by private agreement.

4. Waiver of Unknown Claims. Employee expressly acknowledges that Employee has read and understood the following language contained in Section 1542 of the California Civil Code:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER THAT WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

But for the obligations arising from this Agreement, having reviewed this provision, Employee nevertheless hereby voluntarily waives and relinquishes any and all rights or benefits Employee may have under section 1542, or any other statutory or non-statutory law of similar effect. Thus, Employee expressly acknowledges this Agreement is intended to and does include in its effect, without limitation, all claims Employee does not know or suspect to exist in Employee’s favor at the time of signing this Agreement, and that this Agreement extinguishes any such claims. Employee warrants that Employee has consulted counsel and/or has had the opportunity to consult with counsel about this Agreement and specifically about the waiver of section 1542 (or other state law of similar effect) and that Employee understands the section 1542 (or other state law of similar effect) waiver and freely and knowingly enters into this Agreement. Employee acknowledges that Employee may later discover facts different from or in addition to those Employee now knows or believes to be true regarding the matters released or described in this Agreement, and even so, Employee agrees that the releases contained in this Agreement shall remain effective in all respects notwithstanding any later discovery of any different or additional facts.

5. No Admissions. By signing this Agreement, the Company does not admit to any wrongdoing or legal violation by the Company or the Company Releasees.

6. Cooperation. Employee hereby agrees to cooperate with and provide requested assistance to Company with respect to any claim, cause of action, litigation, or other matter involving the Company, in which: (a) Employee (i) has significant knowledge, or (ii) was intimately involved, during the course of Employee’s employment, and (b) such requested assistance and/or cooperation is reasonably necessary and appropriate. For the avoidance of doubt, nothing in this Section 6 is intended to require Employee to provide anything but truthful and accurate information or testimony in the event Employee is asked for information or called to testify.

7. Return of Information and Property. Employee represents that as of the Termination Date, Employee will return to the Company, all Company property, equipment, confidential information, records, electronically stored data and other materials relating to Employee’s employment, including tools, documents, papers, computer software, passwords and other identification materials, ID cards, keys, credit cards, personal computers, tablets, cell phones, and/or instruction manuals. This obligation applies to all materials relating to the affairs of the Company or any of its customers, clients, vendors, employees, or agents that may be in Employee’s possession or control. All such Company property must be returned by Employee in order for Employee to commence receiving the Severance Pay and Severance Benefits provided under Section 2 hereof.

8. Compliance with Prior Restrictive Covenants. Employee hereby reaffirms Employee’s obligations under the Restrictive Covenants.

9. Breach.

9.1 Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

9.2 Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

9.3 The foregoing shall in no way limit the Company’s rights under Section 2.5 of this Agreement:

(a) Employee acknowledges that Employee’s breach of the obligations contained in this Agreement would cause the Company irreparable harm that could not be reasonably or adequately compensated in damages in an action at law. If Employee breaches or threatens to breach any of the provisions contained in this Agreement, the Company shall be entitled to an injunction, without bond, restraining Employee from committing such breach. The Company’s right to exercise its option to obtain an injunction shall not limit its right to any other remedies for breach of any provision of this Agreement.

(b) Employee agrees that Employee’s obligations under this Agreement shall be absolute and unconditional.

(c) The foregoing shall in no way limit the Company’s rights under Section 2.5 of this Agreement.

10. Employee Representations. Employee represents and agrees that Employee (a) has suffered no injuries or damages in the course and scope of Employee’s employment with the Company that Employee did not already report to the Company; (b) fully understands all terms of this Agreement and is signing it voluntarily and with full knowledge of its significance; and (c) is not relying and has not relied upon any representation or statement made by the Company or its agents, representatives or attorneys, with regard to the subject matter, basis or effect of this Agreement or otherwise, other than as specifically stated in this Agreement.

11. Non-Disparagement. Employee will not from his execution of this Agreement through May 1, 2028: (a) make any statement disparaging or criticizing the Company, or any products or services offered by the Company or any of its affiliates, or (b) make any other statement which would be reasonably expected to (i) impair the goodwill or reputation of the Company or (ii) impair the goodwill or reputation of any products or services offered by the Company or any of its affiliates. For the avoidance of doubt, the foregoing shall not prohibit the Employee through the Role Conversion Date from discharging his duties by providing constructive criticism to his peers and superiors within the Company concerning the Company’s products and services for the purpose of improving their quality and efficiency or from responding to a valid subpoena or other form of legal process. Notwithstanding the foregoing, nothing herein shall restrict the Employee from making truthful statements in response to a court order or lawful subpoena, to a governmental agency, or which by law cannot be subject to a non-disparagement covenant. Further, nothing herein shall prevent the Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful.

12. Necessary Amendments to Comply with Section 409A. The parties intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Code, or be provided in a manner that complies with Section 409A of the Code and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if the Employee is a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 2 shall be delayed for a period of six (6) months and one day following the Employee’s separation from service to the extent and up to the amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. Any payments described in this Agreement that qualify for the “short-term deferral” exception from Section 409A as described in the Treasury Regulation Section 1.409A-1(b)(4) will be paid under such exception. The Employee’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A of the Code. In the event the Additional Release Effective Date does not occur on or prior to the date that is thirty (30) days following the Termination Date, the Employee shall not be entitled to any of the payments provided under Section 2, and Employee’s only right to further compensation shall be to the Accrued Rights (as defined in the Employment Agreement). Payment of the Severance Period Payments shall commence on the Company’s first payroll date that is coincident with or immediately following the date that is thirty (30) days following the Employee’s separation from service (the “First Payment Date”), and the Employee shall receive any Severance Period Payments that otherwise would have been paid prior to such First Payment Date absent the application of this Section 12 in a lump-sum payment on such First Payment Date. If additional guidance is issued under, or modifications are made to, Section 409A of the Code or any other law affecting payments to be made under this Agreement, the Employee agrees that the Company may take such reasonable actions and adopt such amendments as the Company believes are necessary to ensure continued compliance with the Code, including Section 409A thereof. However, the Company does not hereby or otherwise represent or warrant that any payments hereunder are or will be in compliance with Section 409A, and the Employee shall be responsible for obtaining his own tax advice with regard to such matters.

13. Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) by hand (with written confirmation of receipt), (b) by registered mail, return receipt requested, or (c) by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address set forth below (or to such other address as a party may designate by notice given in accordance herewith).

13.1 For notices and communications to the Company, to the address of the Company’s principal executive office and to the attention of the Company’s Chief Legal Officer.

13.2 For notices and communications to the Employee, to the Employee’s most recent address or e-mail address on file with the Company. Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

14. No Modification. No modification to any term or provision contained in this Agreement shall be binding upon any party unless made in writing and signed by both parties.

15. Severability. If any provision of this Agreement is held to be unenforceable for any reason, all of the remaining parts of the Agreement shall remain in full force and effect.

16. No Assignment. Employee has not assigned any portion of the Employee’s Released Claims to any third party.

17. Governing Law; Arbitration. This Agreement shall be subject to the provisions of Section 13.1 of the Employment Agreement.

18. Integration. This Agreement and the Additional Release contain the entire agreement between the parties hereto and, except as expressly referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among the parties hereto relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of this Agreement or the Additional Release exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the parties to this Agreement. Other than these exceptions noted herein and the provisions of the Employment Agreement which survive termination by their express terms (including without limitation Section 12 and the Restrictive Covenants), Employee understands that all prior agreements between Employee and the

Company are terminated and that neither Employee nor the Company has any continuing rights or obligations under any such agreement(s).

19. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original. Any counterpart signature transmitted by facsimile or by sending a scanned copy by email or similar electronic transmission shall be deemed an original signature.

20. Successors and Assigns. This Agreement shall bind and shall inure to the benefit of the successors and assigns of each party. With respect to Employee, this Agreement shall also bind and inure to the benefit of Employee’s heirs and assigns.

21. Delivery by Facsimile or Email. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment or electronic signature tool such as Docusign, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto shall re-execute original forms thereof and deliver them to all other parties (with any costs associated with such request and delivery to be assumed by the requesting party). No party hereto shall raise the use of a facsimile machine or email or electronic signature tool such as DocuSign to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email or electronic signature tool such as DocuSign as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

22. Survival. The covenants, provisions, terms and conditions of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding the termination of this Agreement and/or the termination of the Employee’s employment regardless of the circumstances of or reason for such termination.

Dated: 3/5/2025 By: /s/ Jack Pestello

Name: Jack Pestello

Advantage Solutions Inc.

Dated: 3/6/2025 By: /s/ David Peacock

Name: David Peacock

Title: Chief Executive Officer